EXHIBIT 99.1

NEWS

RAYONT INC. - RAYT, acquires No More Knots Clinics to grow its HealthCare Portfolio in Australia and scale globally.

Palo Alto, California, March 22, 2022 (GLOBE NEWSWIRE) — Rayont Inc. (“Rayont” or the “Company”) (OTC PINK: RAYT), an international healthcare company specializing in the manufacturing and distribution of alternative medicine products and services across the entire value chain, on March 18, 2022 completed the acquisition of the No More Knots Group of companies, the largest provider of Remedial Massage and Myotherapy services in Australia.

Under the agreement Rayont Inc., through its wholly owned subsidiary No More Knots Holdings Pty Ltd, shall acquire 100% of the total outstanding shares and units of No More Knots Pty Ltd, No More Knots (Taringa) Pty Ltd and No More Knots (Newmarket) Pty Ltd in exchange for AUD 3.0M (approximately USD 2.2M) cash, payable in two tranches. The first trench of USD 1.8M is payable before or on 1 April, 2022 and the second tranch of USD 400,000 is payable before or on July 15, 2022, upon the business delivering EBIDTA of USD 500,000 for the financial year closing June 30, 2022.

Marshini Moodley, President and CEO of Rayont Inc., said, “The acquisition of No More Knots is significant to Rayont not just because of the revenue and profitability it will bring to the group, but also because it offers our growing community of complementary and alternative medicine customers an increasing range of products and services. This acquisition will also position us as a premiere one-stop complementary and alternative medicine company.”

Kelly Townsend, Founder of No More Knots, said, “I am very happy & excited that No More Knots is now part of Rayont. I am proud of what the team and I have achieved so far to make No More Knots the largest clinic of our kind in Australia. The acquisition of No More Knots establishes an environment for not just becoming a nationwide brand but a global one”.

About No More Knots Group of Companies

No More Knots is Australia’s largest clinic of its kind and was first formed in 1998 by former athlete and entrepreneur, Kelly Townsend.

The original No More Knots started with just 4 small rooms under Kelly’s own house, and a team of just three enthusiastic therapists, keen to make a difference. The business flourished due to high quality consistent service, ongoing professional development, high demand and the ever-growing team moved to a larger, purpose built building in the Southside Brisbane suburb of Greenslopes where it continued to grow.

In early 2011, No More Knots opened its doors to the public in a second location in Taringa, to meet the growing demand for exceptional treatment, in the Western suburbs of Brisbane. Then in early 2017 we opened our newest clinic in Newmarket in response to years of requests from our northside clients. Between the three clinics, No More Knots is home to over 45 tertiary qualified therapists who specialise in Remedial Massage and Myotherapy and are supported by a wonderful administrative and management team of fifteen!

Today the whole team at No More Knots is privileged to treat over 700 clients each week, with a fabulous mix of office workers, tradespeople, weekend warriors to elite athletes; all sharing the common goal of receiving outstanding treatment tailored specifically to meet their individual needs. As a result, it has quickly built a reputation for outstanding service at all levels of the business and has become the most well renowned clinic of its kind.

For more information:

https://nomoreknots.com.au

About No More Knots Holdings Pty Ltd

No More Knots Holdings Pty Ltd is special purpose wholly owned subsidiary of Rayont (Australia) Pty Ltd established to acquire the No More Knots three operating entities namely, Greenslopes, Taringa and Newmarket. All these companies are operating within state of Queensland, Australia. No More Knots Holdings Pty Ltd shall act as the service company for the current three operating companies.

About Rayont Inc.

Rayont, Inc. (RAYT) is a public traded company incorporated in Nevada, USA since its inception in 2011. In 2018, the Company repositioned itself to focus on healthcare including the manufacturing, distribution of alternative medicine products and services across the entire value chain.

Longer term, it has also invested in a groundbreaking cancer treatment technology through an exclusive license arrangement for the Sub-Saharan African territories.

Headquartered in Australia with expanding operations internationally, Rayont`s purpose is “Making Natural Products to Improve People`s Health”. We do this by investing in early research and development, establishing high quality manufacturing assets for regional distribution, and operating across the alternative medicine value chain.

Our underlying strategy is to grow organically, selectively acquire, scale profitable assets, and improve efficiency through digitalization.

For further information, please visit www.rayont.com

SAFE HARBOR

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Company Contact:

Investor Relations

ir@rayont.com

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Source: Rayont Inc

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